Exhibit 99.1

For Immediate Release	Contact:	Mark Chapman
mchapman@tambank.com
Tamalpais Bank
415-526-6485

Tamalpais Bank Consents to Order from FDIC

San Rafael, CA—September 21, 2009— To strengthen and improve the Bank’s financial condition and operations consistent with best practices of safe and sound institutions, the Bank has entered into an agreement to consent to the issuance of an Order to Cease and Desist with the FDIC and the California Department of Financial Institutions. This order requires the Bank to develop and implement action plans to address items identified during the Bank’s routine regulatory examination completed in May 2009; the actions we will take pursuant to the order will generally be consistent with strategic initiatives already in process by the Board of Directors and management.

This order does not affect the security of customer deposits. All of our customers’ deposits with us are fully insured to the highest limits set by the FDIC. The term “Cease and Desist” does not mean that the Bank stops its normal banking operations.

“Today’s current economic conditions and the resulting regulatory scrutiny are creating challenges for financial institutions of all sizes and Tamalpais Bank is no exception. We continue to stand by our borrowers and our depositors as they have been impacted by declining retail sales, declining real estate values and this current economic storm, “ said Mark Garwood, the Bank’s Chairman and CEO. “We are committed to working with the FDIC and the DFI to implement the actions required by the order.”

The Bank will fully comply with the order’s terms and has already made progress to expeditiously and diligently correct the issues outlined in the order. Ongoing strategic initiatives to strengthen the Bank’s financial position, reduce credit and funding risk, increase core deposits and lower the cost of funds are in process or have been completed.

The Bank is in the process of diversifying its loan portfolio, reducing concentrations in commercial real estate and multifamily loans as well as reducing nonperforming and substandard assets.

The Bank has eliminated its wholesale, commercial and multi-family lending through mortgage brokers as well as the elimination of SBA lending outside our Bay Area footprint – all completed in the first quarter of 2009.

A business strategy has been adopted focusing on business owners and individuals residing in our market area and providing them with financial services and advice while incorporating a relationship-based approach to customer service. The Bank has also focused its sales efforts through our Marin County-based team of business banking professionals on building the balances of more profitable, noninterest bearing and lower cost transaction accounts from within our market area in order to reduce our cost of funds and dependence on brokered deposits.

In February 2008, the Bank hired Jamie Williams, who has over twenty years of experience working in the Marin County banking industry, as Executive Vice President (now the President of the Bank) to lead the Bank’s retail and commercial banking.

The Bank also added experience and depth to the Bank’s credit administration team. In October of 2008, management hired Larry Cretan as Chief Credit Officer. Mr. Cretan has extensive in-market commercial lending experience. Additional managers were added, in the first quarter, with specific experience in portfolio management and loan administration.

Karry Bryan, the Senior Vice President and Chief Accounting Officer of the Company, has been appointed the acting Chief Financial Officer and will assume these responsibilities on an interim basis. Ms. Bryan joined the Bank in August 2005 as Vice President of Finance, Controller. She was promoted to First Vice President, Controller in January, 2006, and to the position of Senior Vice President, Chief Accounting Officer and Controller in January, 2007. Prior to joining the Bank, Ms. Bryan served as Controller for Bank of Marin from November, 2004 to August, 2005. Ms. Bryan is a CPA, obtained her Masters of Business Administration in Finance from the University of Chicago, and has over twelve years of experience in financial services, plus five years as Senior Auditor with Price Waterhouse, LLP, focusing on financial services clients.

The Company believes that all of these efforts enable the Bank to continue to be proactive in monitoring credit quality now and in the future.

“Tamalpais Bank is recognized by individuals and non-profit, as well as for-profit businesses for our commitment and leadership,” said Garwood. “We appreciate the support of these stakeholders as we work to serve and revitalize our local economy and remain engaged and committed to actions which will strengthen our Company. Because of them, we maintain a strong presence in the market with customers who are advocates and want to do business with us.”

About Tamalpais Bancorp

Tamalpais Bancorp, through its wholly owned subsidiaries Tamalpais Bank and Tamalpais Wealth Advisors, offers consumer and business banking through its seven Marin County full service branches, and wealth advisory services to high net worth families and institutional clients. The Company had $703 million in assets, $484 million in deposits and $371 million in assets under management (AUM) as of June 30, 2009. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol TAMB.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Tamalpais Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Tamalpais Wealth Advisors. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) higher than expected credit losses; (2) our ability to enhance the capital ratios of the Bank and the Company; (3) our ability to diversify our loan portfolio; (4) our ability to reduce reliance on wholesale funding and generate low cost deposits from our market area; (5) competitive pressure among financial services companies increases significantly; (6) changes in the interest rate environment reduce interest margins; (7) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (8) legislation or regulatory requirements, regulatory actions against us, or changes adversely affect the businesses in which the consolidated organization is or will be engaged; (9) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (10) decline in real estate values in the Company’s operating market areas; (11) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of the wealth advisors business; (12) changes in liquidity levels in capital markets; (13) changes in the quality or composition of Tamalpais Bank’s loan and investment portfolios; (14) changes in accounting principles, policies or guidelines; (15) asset/liability management risks and liquidity risks; and, (16) other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Tamalpais Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Tamalpais Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.